Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER OF FISCAL 2009

Results include non-cash impairment charges of $175.7 million

Company maintains strong balance sheet with $135 million of cash and no debt

WALTHAM, Mass., March 10, 2009 — ModusLink Global Solutions, Inc. (NASDAQ: MLNK) today reported financial results for the second quarter of its fiscal year 2009, ended January 31, 2009.

Financial Summary

•	Net revenue of $260.5 million, a decrease of 6.3% from the second quarter of fiscal 2008

•	Gross margin as a percentage of revenue of 12.4% compared to 14.0% in the same period in the prior year

•

The Company generated operating income of $4.2 million in the second quarter of fiscal 2009, excluding the impact of a non-cash goodwill impairment charge of $164.7 million. Including the non-cash goodwill impairment charge, the Company reported operating loss for the second quarter of fiscal 2009 of $160.5 million compared to operating income of $8.6 million for the prior year period

•

Net loss of $168.8 million, or ($3.73) per share, compared with net income of $27.8 million, or $0.58 per diluted share, in the same period last year. Net loss for the second quarter of fiscal 2009 included total non-cash impairment charges of $175.7 million, or $3.88 per share

•	Non-GAAP operating income of $12.4 million compared with $15.3 million in the second quarter of fiscal 2008

•

Cash, cash equivalents and marketable securities were $135.7 million at January 31, 2009, an increase of $14.4 million compared to the cash position of $121.3 million at October 31, 2008, the end of the first quarter of fiscal 2009

Consolidated Financial Results

“Global economic conditions continue to impact demand for our clients’ products and therefore our business as well,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer. “We are aggressively executing the cost reduction plans we announced in December to align capacity with unit volumes we are seeing from our clients and restructure areas where we can gain efficiencies, while maintaining our ability to provide excellent client service.”

“Revenues from existing client engagements were lower in the second quarter compared to the same period last year, primarily as a result of the economic environment,” continued Lawler. “However, our recent acquisitions contributed to revenue and we continued to see revenue growth from new client engagements, which more than doubled from the second quarter last year. Our value proposition continues to resonate in the marketplace as clients are seeking to outsource their supply chain to reduce costs and focus on their core competencies. The combination of building our customer base while aligning our costs with unit volumes will help ModusLink effectively manage through the current economic environment and improve its financial performance as the market normalizes.”

The Company reported net revenue of $260.5 million for the second quarter of fiscal 2009, a decrease of 6.3%, compared to net revenue of $278.0 million reported for the same period one year ago. Compared to the same period last year, second quarter fiscal 2009 revenue from new engagements increased by approximately $23.1 million or 106%, and revenue from the Company’s base business declined approximately $55.9 million or 21.8%. In addition, revenue for the second quarter of 2009 included $15.0 million from ModusLink Open Channel Solutions (OCS) and ModusLink PTS (PTS), which were acquired in the second half of fiscal 2008.

Gross profit was $32.2 million, or 12.4% of revenue, in the second quarter of fiscal 2009, compared to $38.9 million, or 14.0% of revenue, in the second quarter of fiscal 2008. The decrease in gross margin as a percentage of revenue was primarily due to a change in the mix of business, start-up costs related to new client engagements, and decreased capacity utilization due to lower volumes.

Operating expenses for the second quarter of fiscal 2009 were $192.7 million compared to $30.3 million in the same quarter of fiscal 2008. Operating expenses in the second quarter of fiscal 2009 included a non-cash goodwill impairment charge of $164.7 million. Excluding the non-cash goodwill impairment charge, operating expenses declined $2.3 million or 7.5% compared to the same quarter in fiscal 2008 despite the inclusion of $3.4 million of operating expenses in the fiscal 2009 second quarter from the acquisitions of OCS and PTS. This reduction was primarily due to the Company’s ongoing implementation of its cost reduction plans.

For accounting purposes, under FASB Statement No. 142 “Goodwill and Other Intangible Assets” the Company is required to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred. The impairment charge was driven by a significant and prolonged decrease in the Company’s market capitalization as of January 31, 2009 compared to the quarter ended October 31, 2008 primarily due to declines in the stock market and adverse macroeconomic conditions that contributed to an overall reduction in demand for the Company’s offerings. These conditions required management to perform an interim goodwill impairment test, which resulted in a determination in connection with the preparation of the Company’s financial statements for the second quarter that the Company’s goodwill was impaired. This non-cash charge does not impact the Company’s normal business operations, cash balance or liquidity.

Operating loss for the second quarter of fiscal 2009 was $160.5 million compared to operating income of $8.6 million for the prior year period. Excluding the impact of the non-cash goodwill impairment charge, the Company generated operating income of $4.2 million in the second quarter of fiscal 2009.

Net loss for the second quarter of 2009 was $168.8 million, or $(3.73) per share, compared to net income of $27.8 million, or $0.58 per diluted share, for the same period in fiscal 2008. Net loss for the second quarter of fiscal 2009 included the non-cash goodwill impairment charge of $164.7 million, or $3.64 per share, as well as the impact of the impairment of several investments in the @Ventures portfolio resulting in a net $11.0 million loss from equity in affiliates, partially offset by $5.8 million in @Ventures related gains and foreign exchange transaction benefits.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash charges, the Company reported non-GAAP operating income of $12.4 million for the second quarter of fiscal 2009 compared to non-GAAP operating income of $15.3 million for the same period in fiscal 2008.

As of January 31, 2009, the Company had working capital of approximately $217.4 million compared with $238.7 million at July 31, 2008 and $216.3 million at October 31, 2008. Included in working capital as of January 31, 2009 was cash, cash equivalents and marketable securities totaling $135.7 million compared to cash, cash equivalents and marketable securities totaling $162.1 million at July 31, 2008 and $121.3 million at October 31, 2008. The Company concluded the quarter with no outstanding bank debt.

“In this environment we continue to focus critically on working capital and cash flow as well as implementing our cost reduction efforts,” said Steven G. Crane, Chief Financial Officer. “We are pleased that our cash position increased in the second quarter by $14.4 million when compared to the first quarter ended October 31, 2008, and as we expected, we continue to have a strong balance sheet with $135.4 million in cash and no debt. With the rapid implementation of our cost reduction initiatives, which we expect will result in annualized savings of $40 million, we believe we are taking appropriate actions to position our business for the near-term, while improving our competitive position with the expectation of emerging stronger when the market environment improves,” added Crane.

Stock Repurchase Program

The Company also announced that it has discontinued its stock repurchase program. Under the program, initially announced on September 25, 2007, the Company was authorized to repurchase up to $50 million of the Company’s common stock over an 18-month period ending in April 2009. The Company repurchased approximately 3.5 million shares for $38 million while the program was in effect.

“Given the level of uncertainty in the economy and the credit markets, we believe that it is prudent to conserve our strong cash balance, and the discontinuation of the repurchase program is a part of this effort,” continued Crane. “Under the stock repurchase program we returned $38 million to our shareholders over the past 15 months, and we continue to be focused on ways to create shareholder value.”

Outlook

Given the degree of uncertainty in the marketplace, the Company has removed its revenue and operating income guidance for fiscal 2009. The current marketplace is experiencing extreme volatility, making demand for the Company’s clients’ products, and therefore its own services, increasingly difficult to assess. Providing specific revenue and operating income guidance for the full fiscal year would require significant subjective assumptions on external conditions that are outside of the Company’s control and require too wide of a guidance range for both revenue and operating income to be meaningful.

Mr. Lawler stated, “The challenges in the marketplace today are extraordinary, however, we believe that our target operating model is valid and achievable over the longer term. In the meantime, we will continue to aggressively manage our costs, implement our restructuring plans and maintain the health of our balance sheet.”

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2009 second quarter results at 5:00 p.m. ET on March 10, 2009. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the Website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc. ModusLink Global Solutions, Inc., is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 30 facilities in 13 countries – giving it the largest global footprint in the industry. In addition, ModusLink Global Solutions’ venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the efficiency gains expected to be realized as a result of the cost reduction actions, the Company’s ability to manage through the current economic environment, the Company’s ability to improve financial performance as the market normalizes, the expected savings to be realized as a result of the cost reduction initiatives and the achievement in the longer term of the Company’s target operating model. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income projections, improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

ModusLink Global Solutions, Inc.

Steven G. Crane, 781-663-5012

Chief Financial Officer

ir@moduslink.com

or

Media:

ModusLink Global Solutions, Inc.

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2009	October 31, 2008	July 31, 2008
Assets:
Cash and cash equivalents	$135,363	$120,830	$160,585
Available-for-sale securities	333	435	1,517
Trade accounts receivable, net	186,930	222,909	213,096
Inventories, net	79,644	101,210	85,897
Prepaid and other current assets	10,200	11,275	12,820

Total current assets	412,470	456,659	473,915

Property and equipment, net	66,259	69,244	74,889
Investments in affiliates	29,313	35,785	34,558
Goodwill	25,708	190,392	190,012
Intangible assets, net	25,865	27,237	29,292
Other assets	6,742	6,408	7,894

	$566,357	$785,725	$810,560

Liabilities:
Current portion of capital lease obligations	$129	$216	$349
Accounts payable	129,275	166,042	168,190
Current portion of accrued restructuring	9,944	11,239	6,297
Accrued income taxes	1,679	2,507	1,027
Accrued expenses	43,248	48,878	52,817
Other current liabilities	8,426	9,064	3,653
Current liabilities of discontinued operations	2,348	2,381	2,840

Total current liabilities	195,049	240,327	235,173

Long-term portion of accrued restructuring	2,325	2,797	3,871
Long-term portion of capital leases obligations	16	25	55
Other long-term liabilities	19,336	19,897	21,648
Non-current liabilities of discontinued operations	2,964	3,598	3,839

	24,641	26,317	29,413
Stockholders’ equity	346,667	519,081	545,974

	$566,357	$785,725	$810,560

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,			Six months ended January 31,
	2009	2008	Change	2009	2008	Change
Net revenue	$260,461	$277,972	(6.3)%	$551,874	$552,712	(0.2)%
Cost of revenue	228,240	239,063	(4.5)%	491,583	474,739	3.5%

Gross profit	32,221	38,909	(17.2)%	60,291	77,973	(22.7)%

Gross margin	12.4%	14.0%		10.9%	14.1%
Operating expenses:
Selling, general and administrative	26,003	28,817	-9.8%	57,081	56,357	1.3%
Amortization of intangibles	1,372	746	83.9%	2,740	1,508	81.7%
Impairment of goodwill	164,682	—	100.0%	164,682	—	100.0%
Restructuring, net	656	745	(11.9)%	7,074	2,368	198.7%

Total operating expenses	192,713	30,308	535.8%	231,577	60,233	284.5%

Operating income (loss)	(160,492)	8,601	(1966.0)%	(171,286)	17,740	(1065.5)%
Total other income (loss)	(4,902)	21,365	(122.9)%	(8,795)	23,605	(137.3)%

Income (loss) from continuing operations before taxes	(165,394)	29,966	(651.9)%	(180,081)	41,345	(535.6)%
Income tax expense (benefit)	3,455	2,077	66.3%	7,489	4,216	77.6%

Income (loss) from continuing operations	(168,849)	27,889	(705.4)%	(187,570)	37,129	(605.2)%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	74	(86)	(186.0)%	159	(716)	(122.2)%

Net Income (loss)	$(168,775)	$27,803	(707.0)%	$(187,411)	$36,413	(614.7)%

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(3.73)	$0.58	(743.1)%	$(4.12)	$0.78	(628.2)%
Earnings (loss) from discontinued operations	$0.00	$0.00	—	$0.00	$(0.02)	(100.0)%

Net earnings (loss)	$(3.73)	$0.58	(743.1)%	$(4.12)	$0.76	(642.1)%

Shares used in computing basic earnings (loss) per share	45,256	48,005	(5.7)%	45,498	47,556	(4.3)%

Shares used in computing diluted earnings (loss) per share	45,256	48,107	(5.9)%	45,498	47,724	(4.7)%

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
Net revenue:
Americas	$91,950	$92,592	$188,283	$176,775
Asia	74,405	84,383	158,830	171,095
Europe	94,106	100,997	204,761	204,842

	$260,461	$277,972	$551,874	$552,712

Operating income (loss):
Americas	$(76,898)	$4,992	$(85,700)	$8,208
Asia	(66,068)	10,161	(54,704)	23,177
Europe	(13,721)	(1,746)	(22,795)	(3,927)

	(156,687)	13,407	(163,199)	27,458
Other	(3,805)	(4,806)	(8,087)	(9,718)

	$(160,492)	$8,601	$(171,286)	$17,740

Non-GAAP operating income (loss):
Americas	$287	$7,385	$(4,304)	$13,741
Asia	10,803	11,958	24,806	27,300
Europe	4,094	(43)	1,433	(608)

	15,184	19,300	21,935	40,433
Other	(2,827)	(3,973)	(6,235)	(8,054)

	$12,357	$15,327	$15,700	$32,379

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization and impairment of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$12,357	$15,327	$15,700	$32,379

Adjustments:
Depreciation	(4,779)	(3,746)	(9,446)	(7,897)
Amortization of intangible assets	(1,372)	(746)	(2,740)	(1,508)
Impairment of goodwill	(164,682)	—	(164,682)	—
Stock-based compensation	(1,360)	(1,489)	(3,044)	(2,866)
Restructuring, net	(656)	(745)	(7,074)	(2,368)

GAAP Operating income (loss)	$(160,492)	$8,601	$(171,286)	$17,740

Other income, net	(4,902)	21,365	(8,795)	23,605
Income tax expense	3,455	2,077	7,489	4,216
Income (loss) from discontinued operations	74	(86)	159	(716)

Net income (loss)	$(168,775)	$27,803	$(187,411)	$36,413

TABLE RECONCILING OPERATING INCOME EXCLUDING IMPAIRMENT OF GOODWILL TO GAAP OPERATING LOSS

Operating income excluding impairment of goodwill	$4,190
Impairment of goodwill	(164,682)

GAAP Operating loss	$(160,492)